EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Lisa Bascom	Joseph Hassett
Interphase Corporation	Interphase Corporation
214-654-5000	866-630-INPH
pr@iphase.com	ir@iphase.com
Interphase Corporation Adopts New Shareholder Rights Agreement
PLANO, Texas — August 1, 2011 — Interphase Corporation (NASDAQ: INPH) (the “Company”), a leading global provider of solutions for converged communications networks, today reported that its Board of Directors has adopted a Shareholder Rights Agreement. Under the rights agreement, shareholders of the Company of record as of the close of business on August 9, 2011 will receive a distribution of rights to purchase additional shares of the Company’s common stock. Each share of common stock issued by the Company after that record date will also be accompanied by a purchase right.
The rights agreement is intended to continue to preserve for the Company’s shareholders the long-term value of the Company in the event of a potential takeover of the Company or other action which appears to the Board of Directors to be coercive, unfair or otherwise not in the best interests of the Company and its shareholders.
The rights agreement was not adopted in response to any proposal to acquire control of the Company. It is similar to the rights agreement that the Company had in effect for the ten years ended in early December 2010 and similar to agreements adopted by other U.S. publicly traded companies.
Each purchase right initially will allow the purchase of one share at a price of $39.00 for each share of the Company’s common stock held. The rights will be exercisable only in the event that a person or group acquires, or makes a tender or exchange offer to acquire, beneficial ownership of 15% or more of the Company’s common stock or upon certain other business combination transactions. If the rights become exercisable, in most circumstances they will entitle shareholders, other than the person or group that acquired beneficial ownership of 15% or more of the common stock, to purchase additional shares of common stock at a substantial discount to the market price of the common stock at the time.

The rights, which expire on July 29, 2021, will be distributed to shareholders of the Company of record as of the record date (August 9, 2011) as a non-taxable dividend. The rights will not affect the manner in which shares of common stock are traded. The rights will trade with the Company’s common stock until the occurrence of certain events, at which time the rights would become separated. The Board of Directors may freely amend or supplement the rights agreement, or redeem the rights, at any time before the date of a public announcement of a beneficial owner of 15% or more of the common stock and may, after that date, exchange the rights for shares of common stock as provided in the rights agreement.
The Company will file a Current Report on Form 8-K with the Securities and Exchange Commission before or on August 4, 2011 that discloses the material terms of the rights agreement and includes a copy of the rights agreement.
About Interphase Corporation
Interphase Corporation (NASDAQ: INPH — News) delivers solutions for LTE and WiMAX, interworking gateways, packet processing, network connectivity, and security for key applications for the communications and enterprise markets. The company also offers a comprehensive portfolio of desktop virtualization solutions. Founded in 1974, Interphase provides expert engineering design and electronics manufacturing services, in addition to its commercial-off-the-shelf (COTS) portfolio of products. Interphase is headquartered in Plano, Texas, with sales offices in the United States and Europe. Clients include Alcatel-Lucent, Emerson Network Power, Fujitsu Ltd., Genband, Hewlett Packard, ip.access, Samsung, and Sun Microsystems. Visit www.iphase.com.

Safe Harbor
This press release contains forward-looking statements that are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, without limitation, fluctuations in demand, the quality and price of similar or comparable networking products, access to sources of capital, general economic conditions in the Company’s market areas and that future sales and growth rates for the industry and the Company could be lower than anticipated.
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Interphase and the Interphase logo are trademarks or registered trademarks of Interphase Corporation. All other trademarks are the property of their respective owners.